Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

June 2, 2022

Inspirato Incorporated
1544 Wazee Street
Denver, CO 80202

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Inspirato Incorporated (f/k/a Thayer Ventures Acquisition Corporation), a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of 867,844 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”), issuable upon the exercise of certain outstanding options to purchase Class A Common Stock(the “Options”) held by the Selling Stockholders. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (Registration No. 333-264598) (the “Prior Registration Statement”), which was declared effective on May 9, 2022, including the prospectus which forms part of the Registration Statement.

We are acting as counsel for the Company in connection with the registration of the Shares. As such counsel, we have made legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinion set forth below. In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents that we considered necessary or advisable for the purpose of rendering the opinions set forth below, including the Company’s Inspirato LLC 2012 Unit Option Plan and the Company’s 2021 Equity Incentive Plan (each, a “Plan”) and the option agreements associate with each Plan (together with the Plans, the “Plan Documents”). We have not independently established the facts stated therein.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed that the certificates representing the Shares have been properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

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san diego       san francisco       seattle       shanghai       washington, dc       wilmington, de

Inspirato Incorporated
June 2, 2022

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that the Shares to be offered pursuant to the Registration Statement, when such shares are issued and, if applicable, paid for, in accordance with the terms of the applicable Plan Documents, such Shares will have been validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:

a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;

b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

c)	the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

We have assumed that the exercise price or strike price of each Option will not be adjusted to less than one hundred percent (100%) of the Fair Market Value (as defined in the applicable Plan) of the Class A Common Stock subject to the Option on the date of grant.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the prospectus forming part of the Registration Statement, any prospectus supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation